RYAN'S FAMILY STEAK HOUSES, INC.
               REPORTS JULY SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 5-week period  ended
August 4, 1999 ("July") increased by 1.3%.  Details follow:

                                       July 1999
                                      (Unaudited)

  Total sales                       $68,190,000
  Increase from prior year                  +4%

  Average unit sales:
  Same-store (open at least 18 mos.)      +1.3%
  All-store (all Ryan's units)            +2.0%

Management was pleased with July's sales performance given that the prior year's comparison (i.e., July 1998) represented the second highest same-store sales gain (+4.3%) of that year. In addition, average unit sales for July 1999 reached an all-time July sales record.

At  August  4,  1999,  the Company owned  and  operated  283
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on September 1, 1999.